Exhibit 99.4

From:	Sapinda UK Limited

To:	John Hastings (CEO of SECUREALERT Inc)
Chad Olsen
Gordon Jesperson

Dated:	26 July 2012

Dear Mr Hastings,

Notice of assignment

We refer to the Share Purchase Agreement between SECUREALERT Inc and Sapinda UK Limited dated 24 July 2012 (the “Share Purchase Agreement”). We refer to the 31.140.625 shares purchased for $0.03317 per shares (the “Shares”).

On and with effect from July 26, 2012, Sapinda UK Limited assigned to Sapinda Asia Limited, incorporated and registered in the British Virgin Island with company number 1601693 whose registered office is at Room 803-4, 8/F., Hang Seng Wanchai Building, 200 Hennessy Road Wanchai, Hong Kong (the “Assignee”) all its rights, title, interest and benefits in the Share Purchase Agreement.

All future correspondence, dealings, deliveries and payments in respect of the Share Purchase Agreement and the Shares should be made to the Assignee whose details are as follows:

Sapinda Asia Ltd

Room 803-4, 8/F

Hang Seng Wanchai Building

200 Hennessy Road

Wanchai

Hong Kong

Please sign and return the enclosed duplicate of this notice as acknowledgement of receipt of the assignment and as confirmation that you have not received notice of the interest of any third party in the Share Purchase Agreement or in the Shares.

Yours faithfully,

Signed by Lars Windhorst
/s/ Lars Windhorst
Director for and on behalf of Sapinda UK Limited

From:	John Hastings (CEO of SECUREALERT Inc)
Chad Olsen
Gordon Jesperson

To:	Sapinda UK Limited

To:

Sapinda Asia Limited incorporated and registered in the British Virgin Island with company number 1601693 whose registered office is at Room 803-4, 8/F., Hang Seng Wanchai Building, 200 Hennessy Road Wanchai, Hong Kong

Dated:	July 2012

Dear Sirs,

Acknowledgement of receipt

We hereby acknowledge receipt of the notice dated 27 July 2012 of which the above is a copy and confirm that we have not received notice of the interest of any third party in the Share Purchase Agreement or in the Shares.

Yours faithfully,

Signed by John Hastings
/s/ John L. Hastings, III
Chief Executive Officer for and on behalf of SECUREALERT Inc